Exhibit 1.1

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

SPACEHAB, INCORPORATED

AND

TRACE MANAGEMENT, LLC

AND

LANPHIER CAPITAL MANAGEMENT, INC.

i

Section 8.11	Expenses	12
Section 8.12	Recapitalization, Exchanges, Etc. Affecting the Purchased Common Shares	12

ii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of June 5, 2008 (this “Agreement”), is by and between SPACEHAB, INCORPORATED, a Washington corporation (the “Company”), and TRACE MANAGEMENT, LLC, a limited liability company and LANPHIER CAPITAL MANAGEMENT, INC. (the “Purchasers”).

WHEREAS, the Company desires to sell $625,000 of Common Shares (as defined below) to the Purchasers, and the Purchasers desires to purchase $625,000 of Common Shares from the Company in the amounts set forth in Schedule 2.1, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchasers hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1            Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the introductory paragraph.

“Closing” shall have the meaning specified in Section 2.1.

“Closing Date” shall have the meaning specified in Section 2.1.

“Commission” means the United States Securities and Exchange Commission.

“Common Share Price” shall have the meaning specified in Section 2.2.

“Common Shares” means the shares of common stock of the Company.

“Company” shall have the meaning specified in the introductory paragraph.

“Company Organizational Document” means, collectively, articles of incorporation and by-laws of the Company, as amended from time to time.

“Company SEC Documents” shall have the meaning specified in Section 3.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Governmental Authority” shall include the country, state, county, city and political subdivisions in which any Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s Property.  Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Company, its Subsidiaries or any of their Property or any of the Purchaser.

“Indemnified Party” shall have the meaning specified in Section 7.1.

“Indemnifying Party” shall have the meaning specified in Section 7.3.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

“Party” or “Parties” means the Company and the Purchasers, individually or collectively, as the case may be.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Price” shall have the meaning specified in Section 2.1.

“Purchased Common Shares” means the 1,329,786 Common Shares to be issued and sold to the Purchasers pursuant to this Agreement.

“Purchasers” shall have the meaning specified in the introductory paragraph.

“Purchasers Material Adverse Effect” means any material and adverse effect on (i) the ability of the Purchaser to meet its obligations under this Agreement on a timely basis or (ii) the ability of the Purchaser to consummate the transactions under this Agreement.

“Representatives” of any Person means the Affiliates, control persons, officers, directors, managers, employees, agents, counsel, investment bankers and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

ARTICLE II.
SALE AND PURCHASE

Section 2.1            Closing. Subject to the terms and conditions of this Agreement, at the Closing, the Purchasers agree to pay to the Company the aggregate cash amount of $625,000 equivalent to the amounts and number of shares set forth for each purchaser in Schedule 2.1 (the “Purchase Price”) in consideration of the Company’s issuance and sale of the Purchased Common Shares to the Purchaser.  The Purchased Common Shares shall have those rights, preferences, privileges and restrictions governing the Common Shares as set forth in the Company Organizational Document. The execution and delivery of this Agreement, the payment by the Purchaser of the Purchase Price, the delivery of certificates representing the Purchased Common Shares, and the execution and delivery of all other instruments, agreements and other documents required by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”).

Section 2.2            Common Share Price. The amount per Common Share the Purchasers will pay to the Company to purchase the Purchased Common Shares is $0.47 (the “Common Share Price”).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers, on and as of the date of this Agreement, as follows:

Section 3.1            Existence and Authorization. The Company is a corporation, validly existing, and has all requisite corporate authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of the Company’s obligations hereunder have been duly authorized by all necessary corporate action on its part.

Section 3.2            No Breach. The execution, delivery, and performance by such Party of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries, its Company Organization Document or the charter or bylaws (or other similar governing documents) of any of its subsidiaries, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

Section 3.3            Enforceability. Assuming due execution, delivery, and performance by the other Party hereto, this Agreement is the legally valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 3.4            Approvals. No other consents, approvals, authorizations, amendments, waivers, or filings are required to be obtained by the Company from any person or Governmental Authority with respect to the execution of this Agreement and any of the transactions contemplated hereby, other than any consents, approvals or filings specifically contemplated by this Agreement.

Section 3.5            Authorized Capital Stock. The authorized capital stock of the Company consists of 75,000,000 Common Shares and 2,500,000 shares of preferred stock no par value.  As of the date of this Agreement, (i) 13,857,413 Common Shares were issued and outstanding and (ii) stock options and performance shares to acquire 398,050 Common Shares were outstanding under all stock option plans and agreements of the Company.  All such Common Shares have been validly issued and are fully paid and nonassessable and free of preemptive rights, except for preemptive rights granted to certain holders of Common Shares pursuant to letter agreements dated August 31, 2007 between each such holder and the Company.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

The Purchaser represents and warrants to the Company, on and as of the date of this Agreement, as follows:

Section 4.1            Valid Existence.  The Purchaser (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not have and would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.2            No Breach.  The execution, delivery and performance by the Purchaser of this Agreement and all other agreements and instruments in connection with the transactions contemplated hereby, and compliance by the Purchaser with the terms and provisions hereof and the purchase of the Purchased Common Shares by the Purchaser do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to the Purchaser or any of its Properties, (b) conflict with or result in a violation of any provision of the organizational documents of the Purchaser or (c) require any consent (other than standard internal consents), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which the Purchaser is a party or by which the Purchaser or any of its Properties may be bound or (ii) any other such agreement, instrument or obligation, except in the case of clauses (a) and (c) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 4.2 would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.3            Investment. The Purchased Common Shares are being acquired for the Purchaser’s own account, or the accounts of clients for whom the Purchaser exercises discretionary investment authority (all of whom the Purchaser represents and warrants are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act), not as a nominee or agent, and with no present intention of distributing the Purchased Common Shares or any part thereof, and the Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities Laws of the United States of America or any state, without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Common Shares under a registration statement under the Securities Act and applicable state securities Laws or under an exemption from such registration available thereunder (including, if available, Rule 144 under the Securities Act).  If the Purchaser should in the future decide to dispose of any of the Purchased Common Shares, the Purchaser understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities Law, as then in effect, or pursuant to an exemption therefrom or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.

Section 4.4            Nature of Purchaser.  The Purchaser represents and warrants to, and covenants and agrees with, the Company that (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Common Shares, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

Section 4.5            Receipt of Information; Authorization.  The Purchaser acknowledges that it has (a) had access to the Company SEC Documents, (b) received confidential, non-public information related to the Company’s restatement of its financial statements and (c) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of the Company regarding the matters described therein.

Section 4.6            Restricted Securities.  The Purchaser understands that the Purchased Common Shares it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  In this connection, the Purchaser represents that it is knowledgeable with respect to Rule 144 under the Securities Act.

Section 4.7            Certain Fees.  No fees or commissions will be payable by the Purchaser to brokers, finders or investment bankers with respect to the sale of any of the Purchased Common Shares or the consummation of the transactions contemplated by this Agreement.  The Company will not be liable for any such fees or commissions.  The Purchaser agrees that it will indemnify and hold harmless the Company from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by the Purchaser or alleged to have been incurred by the Purchaser in connection with the purchase of the Purchased Common Shares or the consummation of the transactions contemplated by this Agreement.

Section 4.8            Legend.  It is understood that the certificates evidencing the Purchased Common Shares initially will bear the following legend: “These securities have not been registered under the Securities Act of 1933, as amended.  These securities may not be sold, offered for sale, pledged (except in connection with a bona fide margin account or other loan or financing arrangement secured by these securities) or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or pursuant to an exemption from registration thereunder and, in the case of a transaction exempt from registration, unless sold pursuant to Rule 144 under such Act or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act.”

Section 4.9            No Side Agreements.  There are no other agreements by, among or between the Company or its Affiliates on the one hand, and the Purchaser or its Affiliates on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

ARTICLE V.
COVENANTS

Section 5.1            Taking of Necessary Action.  Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 5.2            Use of Proceeds.  The Company shall use the proceeds from the sale of the Purchased Common Shares for working capital purposes and general corporate purposes.

ARTICLE VI.
CLOSING DELIVERIES

Section 6.1            Deliveries at the Closing.  At the Closing, subject to the terms and conditions of this Agreement, the Company and the Purchaser shall have delivered, or caused to be delivered the following:

(a)           the Purchaser shall have paid the Purchase Price by wire transfer of immediately available funds to the Company;

(b)           the Company shall have issued and shall have caused to be delivered to the Purchaser the Purchased Common Shares by delivering certificates (bearing the legend set forth in Section 4.8) evidencing the Purchased Common Shares, free and clear of any Liens, encumbrances or interests of any other party; and

(c)           a receipt, dated the Closing Date, executed by the Company and delivered to the Purchaser certifying that the Company has received the Purchase Price with respect to the Purchased Common Shares issued and sold to the Purchaser.

ARTICLE VII.
INDEMNIFICATION, COSTS AND EXPENSES

Section 7.1            Indemnification by the Company.  The Company agrees to indemnify the Purchaser and its Representatives from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to (i) any actual or proposed use by the Company of the proceeds of the sale of the Purchased Common Shares or (ii) the breach of any of the representations, warranties or covenants of the Company contained herein; provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to one year after the Closing.

Section 7.2            Indemnification by the Purchaser.  The Purchaser agrees to indemnify the Company and its Representatives from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to the breach of any of the representations, warranties or covenants of the Purchaser contained herein; provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to one year after the Closing.

Section 7.3            Indemnification Procedure.  Promptly after any party seeking reimbursement has received notice of any indemnifiable claim hereunder (the “Indemnified Party”), or the commencement of any action or proceeding by a third party, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.  Such notice shall state the nature and the basis of such claim to the extent then known.  The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith.  If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying

Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof.  Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control.  Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel with consent of the Indemnifying Party and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld), unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1            Interpretation.  Article, Section and Exhibit references are to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified.  The word “including” shall mean “including but not limited to”.  Whenever the Company has an obligation under this Agreement, the expense of complying with such obligation shall be an expense of the Company unless otherwise specified.  Whenever any determination, consent or approval is to be made or given by the Purchaser under this Agreement, such action shall be in the Purchaser’s sole discretion unless otherwise specified.  If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect.  This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 8.2            Survival of Provisions.  The representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement indefinitely.  The covenants made in this Agreement shall survive the closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of the Purchased Common Shares and payment therefor and repayment or repurchase thereof.  All indemnification obligations of the Company and the Purchaser pursuant to Section 4.7 and Article VII shall remain operative and in full force and effect for a period of one year after the Closing, unless such obligations are expressly terminated in a writing by the Parties referencing the particular Article or Section, regardless of any purported general termination of this Agreement.

Section 8.3            No Waiver; Modifications in Writing.

(a)           Delay.  No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(b)           Specific Waiver.  Except as otherwise provided in this Agreement, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification or termination.  Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement or and any consent to any departure by the Company from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on any Party in any case shall entitle any Party to any other or further notice or demand in similar or other circumstances.

Section 8.4            Binding Effect; Assignment.

(a)           Binding Effect.  This Agreement shall be binding upon the Company, the Purchaser and their respective successors and permitted assigns.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and their respective successors and permitted assigns.

(b)           Assignment of Purchased Common Shares.  All or any portion of the Purchaser’s Purchased Common Shares purchased pursuant to this Agreement may be sold, assigned or pledged by the Purchaser, subject to compliance with applicable securities Laws.

(c)           Assignment of Rights.  The Purchaser may assign all or any portion of its rights and obligations under this Agreement without the consent of the Company to any Affiliate of the Purchaser, and in such case the assignee shall be deemed to be the Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement.  Except as expressly permitted by this Section 8.4(c), such rights and obligations may not otherwise be transferred except with the prior written consent of the Company (which consent shall not be unreasonably withheld), in which case the assignee shall be deemed to be the Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement.

Section 8.5            Aggregation of Purchased Common Shares.  All Purchased Common Shares held or acquired by Persons who are Affiliates of the Purchaser shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 8.6            Communications.  All notices and demands provided for hereunder shall be in writing and shall be given by regular mail, registered or certified mail, return receipt requested, facsimile, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the following addresses:

If to the Company:

SPACEHAB, Incorporated
12130 State Highway 3, Building 1
Webster, Texas 77598
Attention: Brian Harrington
Telephone: (713) 558-5126
Facsimile: (713) 558-5960
Email: bharrington@spacehab.com

with a copy to:

Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Attention: Bill Nelson, Esq.
Telephone: (713) 547-2084
Facsimile: (713) 236-5557
Email: bill.nelson@haynesboone.com

If to the Purchasers:

Trace Management, LLC
104 Woodmont Blvd. Suite 200
Nashville, Tennessee 37205
Telephone: (615) 386-0231
Facsimile: (615) 386-0412
Email: snieboer@curtiswoodcapital.com

with a copy to:

Telephone:
Facsimile:
Email:

Lanphier Capital Management, Inc.
4175 Kamalani Lane
Princeville, Kauai, Hawaii 96722
Telephone: (808) 826-0012
Facsimile: (808) 826-0052
Email: lanphiercap@hawaiilink.net

with a copy to:

Telephone:
Facsimile:
Email:

or to such other address as the Company or the Purchaser may designate in writing.  All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery or via electronic mail.

Section 8.7            Removal of Legend.  The Company shall remove the legend described in Section 4.8 from the certificates evidencing the Purchased Common Shares at the request of the Purchaser submitting to the Company such certificates, together with such other documentation as may be reasonably requested by the Company or required by its transfer agent, unless the Company, with the advice of counsel, reasonably determines that such removal is inappropriate; provided that no opinion of counsel shall be required in the event the Purchaser is effecting a sale of such Purchased Common Shares pursuant to Rule 144 under the Securities Act or an effective registration statement.  The Company shall cooperate with the Purchaser to effect removal of such legend.  The legend described in Section 4.8 shall be removed and the Company shall issue a certificate without such legend to the holder of Purchased Common Shares upon which it is stamped, if, unless otherwise required by state securities Laws, (i) such Purchased Common Shares are sold pursuant to an effective registration statement, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of a law firm reasonably acceptable to the Company (with any law firm set forth under Section 8.6 being deemed acceptable), in a generally acceptable form, to the effect that such sale, assignment or transfer of such Purchased Common Shares may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides the Company with reasonable assurance that such Purchased Common Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A under the Securities Act.

Section 8.8            Entire Agreement.  This Agreement is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto and thereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by the Company or the Purchaser set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

Section 8.9            Governing Law.  This Agreement will be construed in accordance with and governed by the Laws of the State of New York without regard to principles of conflicts of Laws.

Section 8.10         Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 8.11         Expenses.  If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

Section 8.12         Recapitalization, Exchanges, Etc. Affecting the Purchased Common Shares.  The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Purchased Common Shares, and shall be appropriately adjusted for combinations, share splits, recapitalizations and the like occurring after the date of this Agreement.

[Signature Page(s) to Follow.]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

SPACEHAB, INCORPORATED

By:	/s/ Brian K. Harrington
Name:	Brian K. Harrington
Its:	Senior Vice President, Chief Financial Officer, Secretary and Treasurer

TRACE MANAGEMENT, LLC

By:	/s/ Scott Nieboer
Name:	Scott Nieboer
Its:	Chief Manager, Trace Management,
G.P. for Trace Partners, L.P.

LANPHIER CAPITAL MANAGEMENT, INC.

By:	/s/ C. E. Lanphier
Name:	Charles E. Lanphier
Its:	President

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

Schedule 2.1

PURCHASERS AND COMMITMENT AMOUNTS

Purchasers	Number of Common Shares	Amount

Trace Management, LLC	1,063,829	$500,000

Lanphier Capital Management, Inc.	265,957	$125,000

TOTAL	1,329,786	$625,000